Exhibit 99.8

Trinity Place Holdings Inc. Announces Commencement of Rights Offering

NEW YORK – Trinity Place Holdings Inc. (the “Company”) (NYSE: TPHS) announced today that it has commenced its previously disclosed rights offering of up to 3,700,000 shares of its common stock. Under the terms of the rights offering, the Company will distribute 0.126093 non-transferable subscription rights to purchase shares of its common stock, for each share of its common stock held by a stockholder as of 5:00 p.m., New York time on the record date of March 1, 2017, as more fully described in the prospectus supplement relating to the rights offering. Each whole subscription right will entitle the holder to purchase one share of common stock at a subscription price equal to $7.50 per share. Holders as of the record date that exercise their basic subscription rights in full will also have oversubscription rights, pursuant to which they may be able to purchase additional shares at the subscription price to the extent that not all subscription rights are exercised, subject to certain limitations and as more fully described in the prospectus supplement. The subscription rights may be exercised until 5:00 p.m. New York time, on March 31, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Trinity Place Holdings Inc.

Trinity Place Holdings Inc. is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. As of December 31, 2016, the Company owned a property located at 77 Greenwich Street (aka 28-42 Trinity Place) in Lower Manhattan, sometimes referred to as the Trinity Place Property, and one of Lower Manhattan’s premier development sites. As of December 31, 2016, the Company also owned a retail strip center located in West Palm Beach, Florida and former retail properties in Westbury, New York and Paramus, New Jersey and a 50% joint venture interest in a multi-family property located in Brooklyn, New York, called The Berkley. The Company’s intellectual property includes rights related to the Filene's Basement trademarks. In addition, as of September 30, 2016, the Company also had approximately $225.3 million of Federal net operating losses. More information on the Company can be found at www.trinityplaceholdings.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” “believes,” “plans,” “anticipates,” “opportunity,” “current,” “seeks,” “estimates,” or “potential,” or the negative thereof or other and similar expressions. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.

Contact

Trinity Place Holdings Inc.

Linda Flynn, 212-235-2191

Linda.Flynn@tphs.com